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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

           [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]



Analyst contact:                                                Media contact:
Lynn Hord                                                       Gerald Hunter
(972) 855-3729                                                  (972) 855-3116

       Atmos Energy Corporation to Acquire Mississippi Valley Gas Company

Dallas (September 24, 2001)--Atmos Energy Corporation (NYSE: ATO) said today it has signed a definitive agreement to acquire Mississippi Valley Gas Company, a privately held natural gas utility, for $150 million. The consideration is composed of $75 million cash and $75 million of Atmos common stock. Atmos also will assume Mississippi Valley Gas' outstanding debt, net of working capital, of approximately $45 million.

Atmos said the transaction will be accounted for as a purchase and expects it to be accretive to earnings in the first full year of operation, excluding any one-time charges related to the transaction. The acquisition is subject to approval by the Mississippi Public Service Commission and compliance with the Hart-Scott-Rodino Act. The issuance of Atmos common stock is subject to approval by utility regulatory commissions in Colorado, Georgia, Illinois, Kentucky and Virginia. The transaction is expected to be completed within a year.

Mississippi Valley Gas, based in Jackson, Mississippi, is the state's largest gas utility. It serves approximately 261,500 Mississippi customers in 144 communities throughout 36 counties. Residential customers account for 89 percent of the utility's customer base and for 46 percent of its revenues. Jackson is the largest urban area served, with about 30 percent of the utility's customers located there. The utility's fastest-growing community is Southaven, a suburb of Memphis, Tennessee.

Mississippi Valley Gas operates a 5,500-mile distribution system and 335 miles of transmission pipeline. The utility owns two underground gas storage facilities at Amory and Goodwin in northeast Mississippi, with a combined working gas capacity of 2.05 billion cubic feet.

Rates of Mississippi Valley Gas are weather-normalized and include provisions for monthly purchased gas cost adjustments and semi-annual rate adjustments. This rate structure is designed to mitigate the effects of weather, provide predictable and stable earnings and cash flow and reward the utility for excellent customer service.

"Mississippi Valley Gas will fit well into the growing Atmos system," said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. "By expanding into Mississippi, Atmos will enhance its position in the Southeastern United States and will gain the advantages of a strong operating utility, additional gas-storage facilities and the goodwill from Mississippi Valley Gas' reputation for providing excellent customer service.
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"Mississippi Valley Gas will operate as a separate Atmos business unit headquartered in Jackson," said Best. "As part of Atmos, Mississippi Valley Gas will continue to provide its customers with the same reliable energy supplies and high-quality service they have come to expect. Mississippi Valley Gas will benefit from greater economies of scale and advanced technologies to keep its operating costs low. The company also will gain more resources for maintaining and expanding its system to serve the Mississippi economy."

Best noted that Atmos' operating divisions already serve hundreds of communities in the nearby states of Louisiana, Tennessee, Kentucky and Georgia. In July, Atmos completed its acquisition of the assets of Louisiana Gas Service Company and LGS Natural Gas Company and combined them with its existing Trans Louisiana Gas operations to form Atmos Energy Louisiana. Atmos is the largest pure gas distributor in Louisiana and the fifth-largest in the U.S. The addition of Mississippi Valley Gas will make Atmos the country's third-largest pure gas distributor.

"As a result of successfully acquiring companies like Mississippi Valley Gas," Best said, "Atmos has more than doubled in size during the past four years. We are proud of our record of not only adding profitable assets to our utility system, but also maintaining our customers' trust and satisfaction."

The matters discussed or incorporated by reference in this release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this release are forward-looking statements made in good faith by the Company, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this release or in any of the Company's other documents or oral presentations, the words "anticipate," "expect," "estimate," "plans," "believes," "objective," "forecast," "goal" or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements relating to the Company's earnings per share projections, operations, markets, services, rates, recovery of costs, availability of gas supply, and other factors. A discussion of these risks and uncertainties may be found in the Company's Form 10-K for the year ended September 30, 2000. While the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The Company undertakes no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

Atmos Energy Corporation of Dallas, Texas, distributes natural gas to about 1.4 million customers in 11 states through its operating divisions--Atmos Energy Louisiana, Energas Company, Greeley Gas Company, United Cities Gas Company and Western Kentucky Gas Company. Atmos' non-utility operations include Woodward Marketing, LLC, Atmos Power Systems, Inc., natural gas storage, irrigation, the sale of retail products and services, and an indirect equity interest in Heritage Propane Partners. For more information about Atmos, please visit www.atmosenergy.com.
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